Exhibit 99.1

For immediate release

For more information, contact:

Investors, Philip J. Iracane, 713-307-8770

Media, Janice Aston White, 713-307-8780

Endeavour announces

2005 third quarter earnings

Houston, TX – November 3, 2005 — Endeavour International Corporation (AMEX:END) today reported a 2005 third quarter loss of $14.5 million or $0.19 per diluted share as compared to a loss of $4.0 million or $0.06 per diluted share the same quarter in 2004.  Earnings for the quarter include a $9.4 pretax charge for impairment of oil and gas properties, reflective of unsuccessful exploration activities during the quarter.  Revenues for the period were $10.9 million, and production was 198,600 barrels of oil equivalent (BOE).  Average oil price for the quarter was $56.08 per barrel.

“Our Norwegian production continues to exceed our expectations and generate cash flow to cover our worldwide corporate expenses, allowing investor capital to be used for growth activities of the company,” said William L. Transier, co-chief executive officer.  “Although we were disappointed by the results of our first three exploration wells, our cash position is sufficient to fund the exploration program promised to investors.”

“There are still seven more wells to be drilled as part of our exploratory campaign,” said John N. Seitz, co-chief executive officer.  “We are confident that Endeavour can leverage its technical abilities and data base to discover oil and gas resources in the North Sea from our prospect inventory.”

Significant events for the quarter include:

•                  Successful participation in United Kingdom 23rd Seaward Licensing Round –Endeavour Energy UK Limited was awarded 11 licenses covering 17 blocks in the 23rd Seaward Licensing Round. This adds to the nine licenses and 18 blocks awarded last year in the 22nd Seaward Licensing Round.  Of the newest awards, Endeavour gained interests in six licenses covering six blocks in the Central North Sea and will serve as operator for three of the blocks.  In addition, Endeavour was awarded and will operate two licenses and six blocks in the Inner Moray Firth.  The remaining three licenses are comprised of five blocks located in the Southern Gas Basin with Endeavour operating two of the blocks.  Of the licenses, eight cover 14 blocks granted under traditional terms that require the company to fulfill a work program within four years from the date of award. The remaining three covering three blocks are under “promote” terms in which the company pays reduced license fees for a two-year period as evaluations of exploration potential are conducted.  In the UK sector of the North Sea, Endeavour now has interests in 22 licenses involving 38 blocks that cover more than one million acres.

•                  Exploration campaign underway in the United Kingdom sector of the North Sea  –  Endeavour plugged and abandoned its first well on Block 31/26b when the company-operated Turnberry well encountered non-commercial shows of hydrocarbons.  Two farm-in wells, Fiacre and Prometheus, were also drilled during the quarter but encountered non-commercial quantities of hydrocarbons.  Drilling operations are set to begin next week on the Turriff and Tulliallan prospects on Block 31/26b in the Central Graben.  The Turiff well will test an independent play for a Jurassic Fulmar sandstone objective with a shallower secondary prospect, Tulliallan, aimed at a Cretaceous target.  Endeavour holds a 60 percent working interest in the well and serves as operator.

•                  Continued stable production from Norway – The company’s net production in Norway averaged approximately 2,159 BOE during the third quarter.

Earnings Conference Call Tomorrow, Thursday, November 3, at 9:00 A.M. CST (10:00 A.M. EST)

Endeavour will host an analyst conference call tomorrow, Thursday, November 3, at 9:00 a.m. Central Standard Time (10:00 a.m. Eastern Standard Time) to discuss 2005 third quarter earnings. To participate and ask questions during the conference call, dial toll free 1-800-818-5264 (U.S., toll-free) or 913-981-4910 (international), pass code: 4492075.  To listen only to the live audio web cast via the Internet access Endeavour’s Internet home page at www.endeavourcorp.com. The PowerPoint slides that will be used during the presentations will also be available on the Internet.

A replay will be available beginning at 12:00 p.m. Central Standard Time on November 3 through 12:00 p.m. Central Standard Time on November 10, by dialing toll free 1-888-203-1112 (U.S.) or 719-457-0820 (international), pass code: 4492075.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea.  For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws.  These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty.  Actual results or events may vary materially.

Endeavour International Corporation

Comparative Condensed Statements of Operations

(Amounts in Thousands, Except per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$10,852	$—	$27,645	$8

Cost of Operations:
Operating expenses	2,569	—	7,943	1
Depreciation, depletion and amortization	2,399	382	6,860	890
Impairment of oil and gas properties	9,394	—	9,394	—
Equity loss from entities with oil and gas properties	—	90	79	224
General and administrative	5,730	3,658	14,255	9,141
Total Expenses	20,092	4,130	38,531	10,256

Loss From Operations	(9,240)	(4,130)	(10,886)	(10,248)

Other (Income) Expense:
Consideration given in excess of fair value of identifiable assets acquired	—	—	—	10,779
Interest expense	1,150	8	3,115	262
(Gain) loss on sale of oil and gas interests	(22)	—	(14,966)	(355)
Other (income) expense	(796)	(146)	(2,401)	(2,030)

Total Other (Income) Expense	332	(138)	(14,252)	8,656

Income (Loss) Before Minority Interest	(9,572)	(3,992)	3,366	(18,904)
Minority Interest	—	(5)	(470)	12

Income (Loss) Before Income Taxes	(9,572)	(3,987)	2,896	(18,892)
Income Tax Expense	4,850	—	8,714	—

Net Loss	(14,422)	(3,987)	(5,818)	(18,892)
Preferred Stock Dividends	39	39	118	385

Net Loss to Common Stockholders	$(14,461)	$(4,026)	$(5,936)	$(19,277)

Net Loss Per Common Share – Basic and Diluted	$(0.19)	$(0.06)	$(0.08)	$(0.31)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	74,656	69,366	74,084	62,596

Endeavour International Corporation

Comparative Condensed Consolidated Balance Sheets

(Amounts in Thousands)

	September 30, 2005	December 31, 2004
Assets
Current Assets:
Cash and cash equivalents	$89,121	$8,975
Accounts receivable	5,866	4,286
Prepaid expenses and other current assets	13,942	3,814
Total Current Assets	108,929	17,075

Equity Interests in Entities with Oil and Gas Properties	—	3,688
Property and Equipment, Net	54,284	50,228
Goodwill	27,758	20,119
Restricted Cash	4,366	2,507
Other Assets	11,218	8,120
Total Assets	$206,555	$101,737

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$18,698	$2,909
Current portion of long-term debt	—	2,138
Accrued expenses and other	15,658	7,329
Total Current Liabilities	34,356	12,376

Long-Term Debt	81,250	2,150
Deferred Taxes	17,799	18,012
Other Liabilities	10,256	8,979
Total Liabilities	143,661	41,517

Minority Interest	—	3,248

Stockholders’ Equity	62,894	56,972
Total Liabilities and Stockholders’ Equity	$206,555	$101,737

Endeavour International Corporation

Comparative Condensed Consolidated Statements of Cash Flows

(Amounts in Thousands)

	Nine Months Ended September 30,
	2005	2004
Cash Flows from Operating Activities:
Net loss	$(5,818)	$(18,892)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	6,860	890
Impairment of oil and gas properties	9,394	—
Consideration given in excess of fair value of identifiable assets acquired	—	10,779
Deferred tax expense	3,275	—
Gain on collection of promissory notes	—	(1,848)
Amortization of non-cash compensation	5,131	4,733
Gain on sale of assets	(14,966)	(355)
Other operating activities	1,299	1,319
Increase in net assets and liabilities	8,803	5,151
Net Cash Provided by Operating Activities	13,978	1,777

Cash Flows From Investing Activities:
Capital expenditures	(22,648)	(4,278)
Acquisitions, net of cash acquired	(1,437)	(66)
Proceeds from sale of assets	19,465	741
Other investing activities	(2,454)	(1,590)
Net Cash Used in Investing Activities	(7,074)	(5,193)

Cash Flows From Financing Activities:
Proceeds from (repayments of) borrowings, net	77,244	(1,751)
Purchase and retirement of common and preferred stock	—	(5,031)
Financing costs paid	(3,648)	—
Proceeds from common and preferred stock issued and issuable	—	46,399
Other financing	1,423	—
Net Cash Provided by Financing Activities	75,019	39,617

Net Increase in Cash and Cash Equivalents	81,923	36,201
Effect of Foreign Currency Changes on Cash	(1,777)	—
Cash and Cash Equivalents, Beginning of Period	8,975	57

Cash and Cash Equivalents, End of Period	$89,121	$36,258